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                                                                    EXHIBIT 21.1


                           SUBSIDIARIES OF REGISTRANT

AOTI Operating Company, Inc.
Accent Optical Technologies (Switzerland) GmbH
Accent Optical Technologies Co., Ltd (Japan)
Accent Optical Technologies (U.K.) Ltd.
Accent Optical Technologies (Germany) GmbH
Accent Optical Technologies France
Accent Korea Co. Ltd.
Accent Optical Technologies Singapore Pte. Ltd.